Exhibit 10.1
 THE STEAK N SHAKE COMPANY
2007 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

1.	Purpose.

The purpose of the 2007 Non-Employee Director Restricted Stock Plan (the “Plan”) is to foster and enhance the long-term profitability of The Steak n Shake Company (the “Company”) for the benefit of its shareholders by aligning the interests of directors with those of shareholders and to reward directors for strong performance.

2.	Eligibility.

Eligibility for grants under the Plan shall be limited to non-employee directors of the Steak n Shake Company who are or were elected or appointed to serve in such capacity on or after January 1, 2005.

3.	Restricted Stock Grants.

(a)
The Board of Directors may grant shares of the Common Stock of the Company which are subject to restrictions (“Restricted Shares”) to eligible directors (“Participants”) pursuant to the Plan over a period ending December 31, 2015. The number of Restricted Shares, if any, granted hereunder to Participants shall be within the discretion of the Board of Directors; provided, however, that the number of Restricted Shares which may be granted after February 7, 2007 shall not exceed 20,000 shares, except as may be adjusted pursuant to Section 5 below. Further, no Participant shall receive more than 1,000 shares hereunder. Restricted Shares which are forfeited or canceled under Sections 3(d) or (e) hereof shall be available for further grants.

(b)
Grants made by the Board of Directors may consist in whole or in part of authorized but unissued or treasury shares, and shall be subject to the provisions of the Plan and to such other terms and conditions, not inconsistent with the Plan, as the Board of Directors shall determine.

(c)
Subject to the provisions contained in 3(d) and (e) hereof, the Restricted Shares granted hereunder shall be conditionally owned by the Participant as of the grant date, and each Participant shall be entitled to the receipt of cash dividends and voting rights with respect thereto.

(d)
In the event of termination of Participant’s service on the Board of Directors of the Company for any reason other than death, disability or retirement with the consent of the Board, during a period of three (3) years following the grant date (“Forfeiture Period”), the Restricted Shares so granted shall be thereupon forfeited by the Participant and transferred to the Company as of the date of the Participant’s cessation of service. The Restricted Shares granted hereunder may not be sold, transferred or pledged by the Participant during the Forfeiture Period.

(e)
If a Participant’s service on the Board has terminated because of disability or retirement as set out in Section 3(d) above prior to the end of the Forfeiture Period, the number of Restricted Shares such Participant will be entitled to retain shall be the number of Restricted Shares determined as though such Participant’s service on the Board had not terminated, multiplied by a fraction, the numerator of which is the number of months such Participant served on the Board during the Forfeiture Period (including the month during which service terminated) and the denominator of which is the number of months in the Forfeiture Period. The balance of Restricted Shares shall be transferred to the Company as of the termination date. If a participant’s service ceases as a result of the participant’s death the restriction on transfer shall be lifted effective on the date of the participant’s death.

4.	Book Unit Grants.

(a)
In conjunction with the Restricted Share grants, the Board of Directors shall simultaneously grant each Participant an equivalent number of book value units (“Book Units”). The aggregate number of Book Units granted hereunder after February 7, 2007 shall not exceed 20,000 units, as adjusted for splits and stock dividends. Units forfeited or canceled under paragraphs 4 (c) or (d) hereof shall be thereafter available for further grants.

(b)
Book Units shall be valued on the basis of the aggregated quarterly earnings per share of the Common Stock of the Company, as determined in accordance with Section 5 (c) hereof on the last day of the fiscal quarter preceding the date of grant (“Value Date”) and again on the third anniversary of the Value Date, said three (3) year period hereafter referred to as the “Accumulation Period”. The aggregated quarterly earnings per share during the Accumulation Period plus an amount equal to the dividends paid during the Accumulation Period on an equal number of shares of Common Stock of the Company, shall be paid to such Participant in cash within ninety (90) days following the expiration of the Accumulation Period, provided, however, the Book Units have not been forfeited under paragraph 4 (c) hereof.

(c)
In the event of termination of Participant’s service on the Company’s Board for any reason other than death, retirement with the consent of the Board or disability during the Accumulation Period, the book units shall be forfeited by the Participant.

(d)
If a Participant’s service on the Board has terminated because of death, disability or retirement with the Board’s consent prior to the end of the Accumulation Period, the number of Book Units such Participant or such Participant’s beneficiary or estate shall be entitled to receive shall be the number of Book Units determined as though such Participant’s service was not terminated, multiplied by a fraction, the numerator of which is the number of months such Participant served on the Board during the Accumulation Period (including the month during which service terminated) and the denominator of which is the number of months in the Accumulation Period. In such event, the Board of Directors shall determine the book value as of the last day of the quarter preceding the date of termination.

(e)
In the event of a participant’s death the book units shall be valued on the date of death and paid to the participant’s estate within thirty (30) days of the date the Company receives notice of the participant’s death.

5.	Adjustments.

(a)
In the event that there are changes in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock, whether such changes have been occasioned by declaration of stock dividends, stock splits, reclassification or recapitalization, or because the Company has merged or consolidated with another corporation, or for any reason whatsoever, then the number and kind of shares then subject to Restricted Share grants and thereafter to become subject to such grants, and the Book Unit values, shall be proportionally adjusted by the Board of Directors of the Company to whatever extent the Board of Directors determines, in its sole and absolute discretion, that any such change equitably requires an adjustment.

(b)
If the Company at any time should elect to dissolve, undergo a reorganization or split-up its stock or merge or consolidate with any other corporation and The Steak n Shake Company is not the surviving corporation, then (unless in the case of a reorganization, stock split, merger or consolidation where one or more of the surviving corporations assumes the obligations to Participants hereunder or replaces this Plan with a substantively equivalent plan in all respects), the Board of Directors may thereupon accelerate grants of Restricted Shares and Book Units hereunder, reduce the applicable Forfeiture Periods and Accumulation Periods, or take such other action as the Board of Directors, in its sole and absolute discretion deems equitable.

(c)
The Board of Directors shall determine book value of the Common Stock under Section 4 above based on generally accepted accounting principles, and shall have the right, in its sole and absolute discretion, to proportionally adjust such book values for sales or purchases by the Company of Common Stock, acquisitions or divestitures, accounting changes or other actions of the Company taken during the Accumulation Period affecting book value, to whatever extent the Board of Directors determines that any such action equitably requires an adjustment.

6.	Amendment and Termination.

The Board of Directors shall have the power to amend, suspend or terminate the Plan at any time except that, subject to the conditions of Section 5 above, (i) no such action shall cancel, reduce or adversely affect any grant theretofore made without the consent of the Participant or the Participant’s beneficiary or estate; or (ii) without the approval of the shareholders of the Company, the Board of Directors may not increase the aggregate number of Restricted Shares and Book Units to be granted.

7.	Restricted Share and Book Unit Agreement.

Each grant of Restricted Shares and Book Units under the Plan shall be evidenced by a written agreement executed by the Company and accepted by the Participant, and shall contain such terms and conditions as the Board of Directors may deem desirable which are not inconsistent with the Plan.

8.	Finality of Determination.

The Compensation Committee of the Board of Directors shall have the power to interpret the Plan, and all interpretations, determinations and actions by the Compensation Committee shall be final, conclusive and binding upon all parties.

9.	Effective Date.

This Plan shall become effective on February 7, 2007 and will continue to December 31, 2015, subject to approval of the Plan by the holders of a majority of the shares of Common Stock of the Company which are represented in person or by proxy at the 2007 Annual Meeting of Shareholders.